EXECUTIVE COMPENSATION AGREEMENT

March 10, 2004

AGREEMENT, commencing the 7th day of July, 2003, by and between Asia Broadband Inc., a Nevada corporation with principal executive offices at 10 Glen Lake Parkway, Suite 130, Atlanta, GA 30328 ("ASAB") and CHD Holdings, L.L.C. ("CHD") is to serve as the formal Agreement for CHD to provide ASAB with the services of Charles Demicher ("CD") with address of 711 S. Carson Street, Ste., 4A, Carson City, Nevada, USA, 89702. Designation of CHD and CD are used interchangeably here in the Agreement.

Section 1:

This Agreement between ASAB and CHD herein have the following terms and conditions:

1. CHD agrees to release Charles Demicher to act as Vice Chairman & Chief Operating Officer, and Director of ASAB for a minimum of five (5) years renewable on mutual consent as continued appointment since 28th, May 2001 and 28th, May 2002 consecutively.

2. Director of Shanghai Broadband Network, a subsidiary of ASAB, as continued appointment since May 2002.

3. In consideration of receiving compensation, CD hereto agrees to perform the position, duties and office outlined in Attachment A.

4. ASAB is desirous of appointing CD as Vice Chairman & Chief Operating Officer, and Director, and CD is desirous of serving ASAB in such capacity, all upon the terms and subject to the conditions hereinafter provided. In addition, the parties are desirous of replacing the method of monthly compensation from fees to salary as noted in Attachment B.

5. ASAB hereby undertakes:

i) To ensure CD is protected from any liability resulting form acting on behalf of the Company and the Company will secure Directors and Officers Liability insurance to protect him and the other directors and/or officers;

ii) To reimburse CD and/or CHD for any travel and/or out of pocket expenses incurred on the Company's behalf and duly evidenced. All original expenses and per diem schedule are to be forwarded to the headquarter office for records and reimbursement or reconciliation with pre-payment / cash advances.

Section 2:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

2.1 Term

The assignment of CD by ASAB as provided in Section 1 will be for a five (5) year period ("Term"). CHD agrees to release CD to act as Vice Chairman & Chief Operating Officer, of ASAB for a minimum of five (5) years renewable on mutual consent commencing on the 7th day of July, 2008.

2.2 Termination

a) This agreement may be terminated by CD by giving twelve (12) months written notice to the Board of Directors.

b) The Board of Directors of ASAB may terminate Charles Demicher's contract by giving him twelve (18) months written notice.

2.3 Compensation upon Termination

a) In the event that CD's employment is terminated for cause by ASAB other than as a result of CD's death or disability, ASAB shall continue to pay to CD his base executive compensation fees per Attachment B, Section 1 during the balance of the Term (as if such termination had not occurred), but for not more than (24) twenty four months. In addition, i) Stock options will be vested immediately and CD will be allowed to exercise, ii) 5,000,000 common stock Class A shares will be issued and iii) health and dental benefits will continue for one year.

1) In the event of a majority change in ownership of the Board of Directors, CD will receive 5,000,000 shares of common stock (Reference: Approved Board Resolution July 7, 2003) and board directorship fees for 24 months.

2) These amounts in Section 2.3, b.1 will be considered for a supplemental increase in the future to be determined by the Compensation Committee.

b) In the event of the termination of CD's employment as a result of CD's death or disability or for cause or CD's notice of termination, ASAB shall pay to CD or his estate his base executive compensation fees per Attachment B, Section 1 through the date of his death, disability or termination.

c) This Section sets forth the only obligations of ASAB with respect to the termination of CD's employment with ASAB, and CD acknowledges that, upon the termination of his executive consulting contract, he shall not be entitled to any payments or benefits which are not explicitly provided herein.

2.4 Covenant Regarding Inventions and Copyrights

CD shall disclose promptly to ASAB any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, during the Term and related to the business or activities of ASAB and he assigns all of his interest therein to ASAB or its nominee; whenever requested to do so by ASAB, CD shall execute any and all applications, assignments or other instruments which ASAB shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, or otherwise protect ASAB's interest therein. These obligations shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by CD during the Term and shall be binding upon CD's assigns, executors, administrators and other legal representatives.

2.5 Protection of Confidential Information

CD acknowledges that he has been and will be provided with information about, and his contract by ASAB will, throughout the Term, bring his into close contact with, many confidential affairs of ASAB and its subsidiaries, including proprietary information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public, all of which are highly confidential and proprietary and all of which were developed by ASAB the effort and expense.

CD further acknowledges that the services to be performed by his under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, that the business of ASAB will be conducted throughout the world (the "Territory"), that its services will be marketed throughout the Territory, that ASAB competes and will compete in nearly all of its business activities with other organizations which are located in nearly any part of the Territory and that the nature of the relationship of CD with ASAB is such that CD is capable of competing with ASAB from nearly any location in the Territory. In recognition of the foregoing, CD covenants and agrees during the Term and for a period of five (5) years thereafter:

a) That he will keep secret all confidential matters of ASAB and not disclose them to anyone outside ASAB, either during or after the Term, except with ASAB's prior written consent;

b) That he will not make use of any of such confidential matters for his own purposes or the benefit of anyone other than ASAB; and

c) That he will deliver promptly to ASAB on termination of this Agreement, or at any time ASAB may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of ASAB, which he may then possess or have under his control.

2.5 Restriction on Competition, Interference and Solicitation.

In recognition of the considerations described in this document and all attachments, Charles Demicher covenants and agrees that during the Term and for a period of one (1) year after the termination of his contract hereunder, Charles Demicher will not, directly or indirectly,

a) enter into the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of ASAB in any part of the Territory in which ASAB is actively engaged in business on the date of termination;

b) engage in any such business for his own account;

c) become interested in any such business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, franchisee or in any other relationship or capacity; or

d) interfere with ASAB's relationship with, or endeavor to employ or entice away from ASAB any person, firm, corporation, governmental entity or other business organization who or which is or was an employee, customer or supplier of, or maintained a business relationship with, ASAB at any time (whether before or after the Term), or which ASAB has solicited or prepared to solicit; provided, however, that the provisions of clause;

i) Shall not be deemed to preclude CD from engagement by a corporation some of the activities of which are competitive with the business of ASAB if CD's engagement does not relate, directly or indirectly, to such competitive business, and

ii) Nothing contained in this Section shall be deemed to prohibit CD from acquiring or holding, solely for the purpose of investment, publicly traded securities of any corporation of which some of the activities of which are competitive with the business of ASAB so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation

2.6 Succession Plan.

CD will assist and cooperate in the development/recruiting and training of a successor to his current position, in order to facilitate for him or her, and ASAB, an orderly transition to his new position. Such a transition will be accomplished as soon as possible with both parties using their best efforts to select a Vice Chairman & Chief Operating Officer, and Director.

2.7 Successors: Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective personal and legal representatives, executors, administrators, heirs, successors and assigns.

2.8 Surviving Terms.

Those terms specifically containing surviving conditions shall survive the termination of this agreement and shall remain in full force until such time as the conditions therein have been fulfilled. Options granted under prior Contract Agreements and Director / Consultant Stock Option Plans will remain in affect as provided for under such agreements.

2.9 Notices.

All notices, consents or other communications required or permitted to be given by any party hereunder shall be in writing and shall be given by personal delivery, certified or registered mail, or express delivery service, as follows:

To ASAB:	10 Glen Lake Parkway, Suite 130 Atlanta, Georgia, 30328
To CD:	CHD Holdings, L.L.C. 711 S. Carson Street, Ste., 4A, Carson City, Nevada, USA, 89702

Or at such other address as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or express delivery service and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery, the day of delivery thereof, except that a change of address shall not be effective until actually received.

2.10 Modifications and Waivers

No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of ASAB and is agreed to in writing and signed by CD. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

2.11 Entire Agreement

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof, effective July 7, 2003.

2.12 Governing Law

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without giving effect to the principles of conflicts of law).

2.13 Severability.

Except as otherwise specified herein, the invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

2.14 Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 10th day of July, 2003.

The parties hereto accept and agree to the above terms and conditions this 10th day of March, 2004.
Yuguo Zhang, Director	Charles Demicher
/s/ Yuguo Zhang____________________________ On Behalf of Asia Broadband, Inc. Board of Directors	/s/ Charles Demicher_________________________ On Behalf of CHD Holdings, L.L.C.

_________________________________

Acknowledgement & Witness, Director

ATTACHMENT A

OPERATING OFFICER, POSITION & DUITES

Charles Demicher shall serve as Chief Operating Officer and Director. In consideration of receiving the compensation listed in this document, Charles Demicher hereto agrees to perform the following duties:

i) To support the structure and reform of the Board of Directors and to act in typical capacity of a Chief Operating Officer, and Director and Corporate Secretary.

ii) Assist in the process overhaul and structuring of the company to be ready for OTCBB listing.

iii) Implement new processes and functions for corporate expansion; Assist in the revamp of corporate web sites, profit & loss financial forecast and historical reporting structures, implementation of on-demand online accounting systems both in formatted and SEC formatted versions.

iv) Implementation of accounting systems for corporate expansion positioned for integration to real time billing systems.

v) Execute a complete audit for each year and do-diligence on securities and governance.

vi) Select technology platform systems for content expansion.

vii) Content business development.

viii) Implementation of stock promotion practices, corporate relations and develop corporate branding strategies.

ix) Plan and select a new accounting systems to improve internal operations which would provide worldwide access to all Executive Management, related partnership companies and/or investors

v) To provide guidance in raising capital financing for ASAB's future development.

vi) To provide such other services and perform such other duties as may from time to time be assigned to him by ASAB's Board of Directors.

vii) To serve the Company at all times well and faithfully and use his best efforts to promote the interest of the company.

ATTACHMENT B

COMPENSATION

1. In consideration of such release, ASAB will pay CHD the sum of US Dollars One Hundred and Twenty Thousand (US$120,000) per annum in equal monthly payments, the first payment commencing July 15, 2003. During prior negotiations, CHD was provided a one month interim increase in fees from $7500.00 to $9166.67 for the month of June 2003.

2. In return for his services, ASAB undertakes to issue to Charles Demicher or his trustee;

Stock options of 1,250,000 ASAB Non Qualified Stock Options for Directors & Consultants, with an exercise price of $0.15 per share, granted on July 31st, 2003 and vested in three equal portions each after a six month period commencing from the granted date.

3,650,000 ASAB Class A Common stock at par value per guidelines set forth within the Subscription Agreement and effective per the board resolution approved on July 7, 2003.

3. Monthly remuneration of this Agreement will convert to "Employee" status per guidelines set forth in by IRS guidelines for US Federal and State laws. Compensation referred to herein as fees will be designated as "salary". All other conditions remain the same. Stock Options and allocation of common stock will continue to be assigned to CD or CD's nominee trustee or company as designated by CD.